Exhibit 99.1

Acadia Realty Trust Reports Second Quarter 2011 Operating Results

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--July 26, 2011--Acadia Realty Trust (NYSE: AKR) today reported operating results for the quarter ended June 30, 2011. All per share amounts are on a fully diluted basis.

Second Quarter 2011 Highlights

Earnings

•
Funds from operations (“FFO”) of $0.17 per share for second quarter 2011, which includes a $0.06 non-cash impairment charge for Fund I’s Granville Centre. Excluding this charge, FFO was $0.23 per share

•	Earnings per share (“EPS”) from continuing operations of $0.04 for second quarter 2011

Core Portfolio Activity

Asset Recycling

•	Sold the Ledgewood Mall for $37.0 million as part of Acadia’s “asset recycling plus growth initiative”

•	Chicago Street-Retail Acquisitions – One property acquired during the quarter and a 19-property portfolio under contract for an aggregate purchase price of $109.3 million

•	Washington D.C. Street-Retail Acquisitions – a 50% interest in a six-property portfolio under contract for a total purchase price of $13.3 million

•	New York Urban Street-Retail Acquisitions – One property acquired during the quarter and one property under contract for an aggregate purchase price of $13.9 million

Anchor Recycling

•	Successfully recaptured two former A&P supermarket locations on Long Island and in Westchester County, New York

•	Commenced re-anchoring activities at the Bloomfield Town Square

Other Core Portfolio Activity

•	Current occupancy of 89.3% represents a net decrease of 3.5% from first quarter 2011 and year-to-date same store net operating income (“NOI”) decreased 3.2% compared to 2010

•	The impact of the recapture of the A&P locations and re-anchoring of the Bloomfield Town Square represented a 3.8% portfolio occupancy decrease and a 2.4% NOI decrease

Fund Acquisition Activity

•	Chicago Street-Retail Acquisition – Acquired a previously announced property for $31.6 million

Mezzanine Portfolio

•	Received full repayment of principal and accrued interest totaling $54.7 million on a mezzanine investment at a 20% IRR

Balance Sheet

•	Core portfolio debt, net of cash on hand (“Net Debt”) to EBIDTA ratio of 3.1x at June 30, 2011

•	Net Debt to Total Market Capitalization of 26% at June 30, 2011

•	Cash on hand and availability under current credit facilities of $191 million at June 30, 2011

Second Quarter 2011 Operating Results

FFO and Net Income from Continuing Operations for the quarter ended June 30, 2011 were $7.0 million and $1.8 million, respectively, as compared to $17.6 million and $12.4 million, respectively, for the quarter ended June 30, 2010. For the six months ended June 30, 2011, FFO and Net Income from Continuing Operations were $20.6 million and $10.1 million, respectively, compared to $27.8 million and $17.3 million, respectively, for the six months ended June 30, 2010.

Earnings for the quarters and six months ended June 30, 2011 and 2010, on a per share basis, were as follows:

	Quarters ended June 30,			Six Months ended June 30,
	2011	2010	Variance	2011	2010	Variance
FFO per share	$0.17	$0.43	$(0.26)	$0.50	$0.68	$(0.18)
EPS from continuing operations	$0.04	$0.31	$(0.27)	$0.25	$0.43	$(0.18)
EPS	$0.74	$0.32	$0.42	$0.98	$0.45	$ 0.53

The following significant items contributed to the above variance in EPS from continuing operations:

	Variance 2011 v. 2010
	Quarter	Six months
2011 impairment charge, net of noncontrolling interests	$(0.06)	$(0.06)
2011 lower mortgage interest income	(0.05)	(0.06)
2011 gain on extinguishment of debt	--	0.04
Rents from Fund redevelopment projects placed in service
after June 30, 2010	0.01	0.03
2010 non-cash gain on purchase, net of noncontrolling interests	(0.16)	(0.16)
Other items, net	(0.01)	0.03
Total variance	$(0.27)	$(0.18)

EPS from discontinued operations of $0.70 for the second quarter 2011 was primarily attributable to the $28.6 million gain from the sale of the Ledgewood Mall.

During the quarter, Fund I recognized an impairment charge of $6.9 million related to the Granville Centre located in Columbus, Ohio. The Operating Partnership’s share of this non-cash charge was $2.6 million, or $0.06 per share. This property was part of a three-property portfolio acquired during 2002. Two properties were sold during 2007 for an amount which approximated the total purchase price for the entire portfolio. Based on the allocation of the original purchase price, the sale of these two properties generated gains which were reported in 2007. Including the current impairment charge, Fund I has realized a net profit on the portfolio. This non-cash charge has no negative impact on Fund I’s reported 32% IRR, which is based on aggregate distributions in excess of all investor capital and accumulated preferred return.

Core Portfolio Activity

Core Portfolio Disposition of Non-Strategic Enclosed Mall

As previously announced, during May 2011, the Company sold the Ledgewood Mall, a 517,000 square foot, unencumbered enclosed mall located in Ledgewood, New Jersey, for $37.0 million. At disposition, this wholly-owned property was 79% leased and held for redevelopment within the core portfolio.

Core Portfolio Acquisition of Urban/Street Retail Properties

As part of its core portfolio “asset recycling plus growth” strategy, the Company acquired, or has entered into contracts to acquire, 28 urban/street-retail properties totaling $136.5 million, which includes the assumption of $37.3 million of mortgage debt.

Chicago Urban/Street Retail

•
651-671 West Diversey Parkway (previously announced) – During May 2011, acquired a 44,000 square foot street-retail property located in Lincoln Park’s Clark/Diversey street-retail corridor for $28.4 million. Tenants at this property include Trader Joe’s, Urban Outfitters and Express.

•
19-property portfolio (under contract) – A 135,000 square foot, 19-property portfolio with locations throughout Chicago’s high-barrier-to-entry street-retail corridors, including Clark/Diversey and Armitage/Halsted in the Lincoln Park neighborhood and Rush/Walton in the Gold Coast neighborhood. The Company expects to acquire the portfolio for $80.9 million, including the assumption of $28.0 million of mortgage debt. The Company anticipates funding approximately $15.0 million of the purchase price with operating partnership units of Acadia Realty Limited Partnership. Tenants at these properties include Intermix, BCBG, Ann Taylor Loft, and Club Monaco.

Georgetown, Washington D.C. Street Retail

•
Six-property portfolio (under contract) – An expansion of Acadia’s current mezzanine loan position to include a 50% interest in a 28,000 square foot, $26.5 million portfolio. The properties are located primarily on M Street in Georgetown, a premier shopping and dining district in the Washington D.C. metropolitan area. The properties are subject to $18.5 million of total debt, which includes the Company’s existing $8.0 million mezzanine loan. The Company’s mezzanine loan, which currently matures in November 2011, is expected to remain in place through year-end 2011 at a revised interest rate of 8.0% (formerly 9.75%), with an option to extend. Tenants at these properties include Coach, Juicy Couture and Lacoste.

New York Urban/Street Retail

•	15 Mercer Street – During June 2011, acquired a 6,000 square foot, two-level retail condo occupied by 3x1 Jeans in New York’s Soho neighborhood for $4.8 million.

•	4401 White Plains Road (under contract) – A stand-alone 13,000 square foot Walgreens drug store located in the Bronx. The contract purchase price for this property is $9.1 million.

The closing of the above transactions that are currently under contract are subject to customary closing conditions, and, as such, no assurance can be given that the Company will successfully complete these transactions.

Additional information on these closed and pending acquisitions, including photos, may be found in the following presentation on the Company’s website under Investor Relations - Presentations.

Core Portfolio Anchor Recycling

•
Bloomfield Town Square - As previously disclosed, Acadia executed a 50,000 square foot lease with Dick’s Sporting Goods in connection with the re-anchoring of the Bloomfield Town Square located in Bloomfield Hills, Michigan, at a 40% increase in rents over the former tenants, Marshall’s and Petco. During the second quarter, the Company recaptured the space and initiated re-anchoring activities which it expects will be completed during the second half of 2012.

•
Two A&P supermarket locations - During the quarter the Company successfully recaptured two former A&P supermarket locations at Branch Plaza in Smithtown (Long Island) and Crossroads Shopping Center in White Plains (Westchester County), New York totaling approximately 101,000 square feet and is actively engaged in re-tenanting activities for these locations.

Occupancy and Same-Store NOI

At June 30, 2011, Acadia’s core portfolio occupancy was 89.3%. The 3.5% decrease from the March 31, 2011 occupancy of 92.8% was entirely attributable to the recapture of the two A&P locations and the Bloomfield Town Square re-anchoring activity which accounted for a 3.8% decrease in portfolio occupancy.

Year-to-date through June 30, 2011, core portfolio NOI decreased 3.2% from 2010. The impact of the recapture of the two A&P locations and the Bloomfield Town Square re-anchoring represented a 2.4% decrease in portfolio NOI. For the second quarter 2011, core portfolio NOI decreased 5.6%, of which 4.3% was the result of A&P and Bloomfield Town Square and 1.2% from comparatively greater winter related common area expenses.

Leasing Activity

The Company realized an increase in average rents of 5.7% in its core portfolio on 126,000 square feet of new and renewal leases during the second quarter of 2011. Excluding the effect of the straight-lining of rents, the Company experienced no change in average rents.

Fund Urban/Street Retail Acquisition

As previously announced, during April 2011, Acadia, through Fund III, acquired The Heritage Shops at Millennium Park, a 105,000 square foot street-retail property located in the Chicago Loop for $31.6 million. Tenants at this property include an LA Fitness Signature Club, Ann Taylor Loft, Lane Bryant, McDonald’s and Fifth Third Bank.

Mezzanine Portfolio

During May 2011, one of the Company’s mezzanine investments, which was secured by a retail and residential mixed-use project at 72nd Street and Broadway in New York, was fully repaid. The Company received $54.7 million, representing the original loan of $33.8 million, $13.4 million of accrued interest and a $7.5 million exit fee. Acadia generated a 20% IRR and a 1.7x equity multiple on the investment which was made during 2008.

Balance Sheet

Acadia continues to maintain a solid balance sheet with available liquidity, low leverage and limited interest rate exposure as evidenced by the following:

•	As of June 30, 2011, total liquidity of $191 million, including $128 million of cash on hand and $63 million available under existing lines of credit, excluding the Funds’ cash and credit facilities

•	Approximately $200 million of committed and unallocated Fund III investor capital available to fund future acquisitions. Acadia’s pro-rata share of this amounts to approximately $40 million

•	Core portfolio Net Debt to EBIDTA ratio of 3.1x

•	Including the Company’s pro-rata share of the Fund debt, a Net Debt to EBITDA ratio of 4.4x

•	Including the Company’s pro-rata share of the Fund debt, Net Debt to Total Market Capitalization of 26% and Debt to Total Market Capitalization of 35%

•	Core portfolio fixed-charge coverage ratio of 2.6 to 1

•	Combined fixed-charge coverage ratio, including core portfolio and Funds, was 2.7 to 1

•	100% of the Company’s core portfolio debt is fixed at an average interest rate of 6.1%

•	Including the Company’s pro-rata share of Fund debt, 85% of the Company’s debt is fixed at an average interest rate of 5.3%

Outlook - Earnings Guidance for 2011

The Company reaffirms its previously announced 2011 FFO and EPS forecast range. On a fully diluted basis, the Company forecasts that its 2011 annual FFO will range from $0.94 to $1.05 per share and 2011 EPS from $0.44 to $0.55 per share. However, as a result of the second quarter events as discussed above, the Company currently anticipates results for the year will trend to the lower half of this range.

Management Comments

“I am pleased with the progress that our team made during the second quarter with respect to both our existing assets and new investments,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “Within our core portfolio, we initiated three long-term-accretive re-anchoring projects and, more significantly, we acquired, or have entered into contracts to acquire, 28 high-quality urban/street-retail properties totaling approximately $137 million. These new acquisitions – located in Chicago, New York, and Georgetown (Washington, D.C.) – are consistent with our high-barrier-to-entry/high-density investment strategy and position our portfolio to continue to meet the needs of our retailers and their shoppers over the long-term. Additionally, along with continued progress stabilizing our Funds’ existing urban development portfolio, Acadia, through Fund III, acquired a street-retail asset in the Chicago Loop and, looking ahead, is well-capitalized to take advantage of additional opportunistic and value-add investments.”

Investor Conference Call

Management will conduct a conference call on Wednesday, July 27, 2011 at 12:00 PM ET to review the Company's earnings and operating results. The live conference call can be accessed by dialing 800-215-2410 (internationally 617-597-5410). The pass code is “Acadia”. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888), and the passcode will be 31887562. The phone replay will be available through Wednesday, August 3, 2011.

About Acadia Realty Trust

Acadia Realty Trust, a fully-integrated equity real estate investment trust, is focused on the ownership, management and redevelopment of high-quality retail properties and urban/infill mixed-use properties with a strong retail component located primarily in high-barrier-to-entry, densely-populated metropolitan areas along the East Coast and in Chicago. Acadia owns, or has an ownership interest in, 84 properties through its core portfolio and three opportunistic/value-add investment funds. Additional information may be found on the Company’s website at www.acadiarealty.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s most recent annual report on Form 10-K filed with the SEC on February 28, 2011 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of our properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Six Months ended June 30, 2011 and 2010 (dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
Revenues	2011	2010	2011	2010

Minimum rents	$28,971	$24,560	$56,200	$49,134
Percentage rents	45	102	223	211
Mortgage interest income	3,370	5,238	7,908	10,231
Expense reimbursements	5,635	4,574	10,889	10,150
Other property income	495	557	1,183	1,074
Management fee income	288	436	917	836
Total revenues	38,804	35,467	77,320	71,636
Operating expenses
Property operating	7,654	6,302	15,376	13,575
Real estate taxes	4,702	4,144	8,886	8,469
General and administrative	5,699	5,416	11,389	10,535
Depreciation and amortization	8,449	6,472	16,346	15,074
Impairment of asset	6,925	--	6,925	--
Total operating expenses	33,429	22,334	58,922	47,653

Operating income	5,375	13,133	18,398	23,983

Equity in earnings (losses) of unconsolidated affiliates	63	80	(85)	467
Other interest income	80	153	114	287
Gain from bargain purchase	--	33,805	--	33,805
Interest expense and other finance costs	(8,903)	(9,502)	(17,856)	(19,157)
(Loss) gain on extinguishment of debt	(102)	--	1,571	--
(Loss) income from continuing operations before
Income taxes	(3,487)	37,669	2,142	39,385
Income tax expense	(233)	(645)	(495)	(1,084)
(Loss) income from continuing operations	(3,720)	37,024	1,647	38,301

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Six Months ended June 30, 2011 and 2010 (dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
	2011	2010	2011	2010
Discontinued operations:
Operating income from discontinued operations	185	473	548	703
Gain on sale of property	28,576	--	32,498	--
Income from discontinued operations	28,761	473	33,046	703
Net income	25,041	37,497	34,693	39,004
Loss (income) attributable to noncontrolling interests
in subsidiaries:
Continuing operations	5,525	(24,647)	8,478	(20,974)
Discontinued operations	(332)	(52)	(3,514)	(102)
Net loss (income) attributable to noncontrolling
interests in subsidiaries	5,193	(24,699)	4,964	(21,076)

Net income attributable to Common Shareholders	$30,234	$12,798	$39,657	$17,928

Supplemental Information
Income from continuing operations attributable to
Common Shareholders	$1,805	$12,377	$10,125	$17,327
Income from discontinued operations attributable to
Common Shareholders	28,429	421	29,532	601
Net income attributable to Common Shareholders	$30,234	$12,798	$39,657	$17,928

Net income attributable to Common Shareholders per
Common Share – Basic
Net income per Common Share – Continuing
operations	$0.04	$0.31	$0.25	$0.43
Net income per Common Share – Discontinued
operations	0.71	0.01	0.73	0.02
Net income per Common Share	$0.75	$0.32	$0.98	$0.45
Weighted average Common Shares	40,334	40,135	40,326	40,058

Net income attributable to Common Shareholders per
Common Share – Diluted 2
Net income per Common Share – Continuing
operations	$0.04	$0.31	$0.25	$0.43
Net income per Common Share – Discontinued
operations	0.70	0.01	0.73	0.02
Net income per Common Share	$0.74	$0.32	$0.98	$0.45
Weighted average Common Shares	40,633	40,372	40,607	40,274

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Six Months ended June 30, 2011 and 2010 (dollars and Common Shares in thousands, except per share data)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 3

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
	2011	2010	2011	2010

Net income attributable to Common Shareholders	$30,234	$12,798	$39,657	$17,928

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):
Consolidated affiliates	4,597	4,202	9,055	8,790
Unconsolidated affiliates	381	475	734	833
Gain on sale (net of noncontrolling interests' share):
Consolidated affiliates	(28,576)	--	(29,360)	--
Unconsolidated affiliates	--	--	--	--
Income attributable to noncontrolling interests’ in
Operating Partnership	362	160	477	246
Distributions – Preferred OP Units	5	5	10	10
Funds from operations	$7,003	$17,640	$20,573	$27,807
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units 4	41,104	40,844	41,075	40,810
Funds from operations, per share	$0.17	$0.43	$0.50	$0.68

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Six Months ended June 30, 2011 and 2010 (dollars in thousands)
RECONCILIATION OF OPERATING INCOME TO NET PROPERTY OPERATING INCOME (“NOI”) 3

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
	2011	2010	2011	2010

Operating income	$5,375	$13,133	$18,398	$23,983

Add back:
General and administrative	5,699	5,416	11,389	10,535
Depreciation and amortization	8,449	6,472	16,346	15,074
Impairment of asset	6,925	--	6,925	--
Less:
Management fee income	(288)	(436)	(917)	(836)
Mortgage interest income	(3,370)	(5,238)	(7,908)	(10,231)
Straight line rent and other adjustments	(3,370)	(792)	(5,142)	(1,710)

Consolidated NOI	19,420	18,555	39,091	36,815

Noncontrolling interest in NOI	(6,100)	(5,262)	(12,561)	(10,565)
Pro-rata share of NOI	$13,320	$13,293	$26,530	$26,250

SELECTED BALANCE SHEET INFORMATION

	As of
	June 30, 2011	December 31, 2010

Cash and cash equivalents	$148,859	$120,592
Rental property, at cost	1,191,424	1,102,991
Total assets	1,612,867	1,524,806
Notes payable	870,541	854,924
Total liabilities	958,569	937,284

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 471 and 472 OP Units into Common Shares for the quarters ended June 30, 2011 and 2010, respectively and 469 and 536 OP Units into Common Shares for the six months ended June 30, 2011 and 2010, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters ended June 30, 2011 and 2010, and for each of the six months ended June 30, 2011 and 2010. In addition, diluted FFO also includes the effect of employee share options of 275 and 212 Common Shares for the quarters ended June 30, 2011 and 2010, respectively and 256 and 191 Common Shares for the six months ended June 30, 2011 and 2010, respectively.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100